Exhibit 99.1

Press Release	Source: Hana Biosciences, Inc.

Hana Biosciences Provides Talvesta(TM) (Talotrexin) for Injection Update on Clinical Trials and Upcoming Medical Conference Presentations

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--Sept. 18, 2006--Hana Biosciences (NASDAQ:HNAB - News):

•	Initiating Phase I/II trial in solid tumors and advanced gastric cancer with 21-day schedule

•	Interim data from ongoing clinical trials in hematological and solid tumors to be reported at medical conferences in Q4 2006

Hana Biosciences (NASDAQ:HNAB - News), a biopharmaceutical company focused on advancing cancer care, today provided an update on the company's Talvesta(TM) (talotrexin) for Injection clinical program. Hana is conducting multiple clinical trials with Talvesta in order to evaluate the most appropriate dose, schedule of administration, and Talvesta's activity in multiple cancers.

Talvesta is currently in three separate clinical trials in hematological and solid tumors including a Phase I/II in acute lymphoblastic leukemia (ALL), Phase I/II in non-small cell lung cancer (NSCLC) and a Phase I trial in solid tumors. In the fourth quarter, Hana will also be initiating a Phase I/II trial in solid tumors and advanced gastric cancer using a 21-day dosing schedule to enhance the therapeutic index of the drug.

In 2005, Hana commenced an open-label, multicenter Phase I/II clinical trial of Talvesta in the treatment of refractory leukemias. The primary objectives of the Phase I portion of the study are to evaluate the safety of Talvesta when administered on days 1 through 5 on a 21-day cycle, to establish the maximum-tolerated dose and to identify dose-limiting toxicities. A total of 60 patients are expected to enroll in the clinical trial. The Phase I portion of this trial is near completion with 26 patients already treated, and preliminary data has been submitted for presentation at the 48th Annual American Society of Hematology (ASH) Meeting in December in Orlando, FL. The company expects to complete the Phase I portion and launch the Phase II portion prior to year-end 2006.

Hana is also currently conducting a Phase II clinical trial in non-small cell lung cancer. Based on information received to date, Hana believes there is potential to improve the therapeutic index through an adjustment in the dosing schedule. As a result, Hana plans to evaluate the safety and tolerability of Talvesta administered once every three weeks in a Phase I/II solid tumor trial scheduled to commence in the fourth quarter of 2006. Once dosing and safety on this new schedule are evaluated, the company plans to utilize this schedule in Phase II trials in both NSCLC and advanced gastric cancer.

To date, 32 patients have been treated with Talvesta on the Phase II trial using a twice-weekly regimen every three weeks. Patients exhibiting clinical benefit will continue to receive Talvesta in this clinical trial. Preliminary results, including the safety analysis and pharmacokinetics of Talvesta, will be reported on November 10, 2006 at the 18th EORTC-NCI-AACR symposium, in Prague, Czech Republic.

"Talvesta is an active drug in both solid tumors and hematologic malignancies," commented Greg Berk, MD, Senior Vice President and Chief Medical Officer. "Our current schedule in the lung cancer trial is showing clinical benefit in many patients. However, it has been associated with incidences of dose-limiting mucositis and myelosuppression. These toxicities are schedule dependent and therefore addressable. We are proceeding to evaluate a new schedule of Talvesta administered once every three weeks and intend on pursuing lung cancer, as well as other solid tumor types, with this new schedule."

About Talvesta(TM) (talotrexin) for Injection

Talvesta is a novel antifolate drug candidate under development for treatment of various types of tumors. Talvesta has demonstrated enhanced antitumor activity in a broad spectrum of cancer models by targeting the enzyme DHFR to prevent DNA synthesis in tumor cells and inhibit tumor growth. Preclinical studies suggest that Talvesta, as compared to methotrexate, the most widely used antifolate, enters into cells up to ten times more efficiently and demonstrates 10- to 100-fold more potency in overcoming polyglutamation, a well-established mechanism of antifolate resistance. Talvesta also binds more tightly to its anti-tumor target DHFR, which Hana believes may further inhibit tumor growth. Hana licensed Talvesta from the Dana-Farber Cancer Institute, Inc. and Ash Stevens, Inc. in December 2002. The U.S. Food and Drug Administration granted orphan drug designation for Talvesta in patients with ALL.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NASDAQ: HNAB - News) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to Talvesta and its other product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Hana's product candidates, including Talvesta, the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

Contact:
Hana Biosciences, Inc.
Remy Bernarda, 650-228-2769
fax: 650-588-2787
investor.relations@hanabiosciences.com

Source: Hana Biosciences, Inc.